EXHIBIT 99.1
For Immediate Release:
ITC Holdings Corp. Reports Second Quarter 2006 Results
$73.4 million invested in property, plant & equipment for the six months ended June 30, 2006
NOVI, Mich., August 9, 2006 — ITC Holdings Corp. (NYSE: ITC) today announced its results for the second quarter ended June 30, 2006. Net income for the quarter was $8.0 million, or $0.23 per diluted share, compared to $11.6 million, or $0.37 per diluted share, for the second quarter of 2005. Net income for the first six months of 2006 was $10.7 million, or $0.31 per diluted share, compared to $19.5 million, or $0.62 per diluted share, for the same period last year.
“Positioning ourselves for significant growth was the hallmark of ITC’s second quarter this year,” said Joseph L. Welch, president and CEO of ITC Holdings Corp. “ITC signed a definitive agreement to acquire Michigan Electric Transmission Company, which is expected to make us the 10th largest transmission company in the nation (based on transmission load). In addition, ITCTransmission sought and received FERC authorization to recover its expenses and investments on a current rather than lagging basis beginning in 2007. This adjustment to the implementation of our Attachment O formula rate enhances our ability to continue to rebuild and strengthen the transmission grid in Southeast Michigan. ITCTransmission also continued to make important infrastructure improvements during the second quarter.”
ITCTransmission invested $38.6 million in infrastructure improvements and upgrades to its transmission system during the second quarter. For the six months ended June 30, 2006, the company invested $73.4 million in property, plant and equipment and currently it expects to invest approximately $145.0 million in capital additions in 2006.
Another noteworthy event for the second quarter was a new rate of $1.744 per kW/month that went into effect on June 1, 2006 for ITCTransmission based on 2005 cost year data under its Attachment O rate making mechanism.
“Financial results were in line with our expectations,” Mr. Welch continued. As discussed on our previous conference calls, point-to-point revenues in 2006 are expected to be significantly lower than last year. We believe these revenues will be approximately $15 to $17 million lower than last year, primarily due to improved efficiency in the power markets first introduced by MISO in 2005. Point-to-point revenues are a reduction in the calculation of our network transmission rates. Under forward looking Attachment O, the amount of point to-point revenues in any given year will have no impact on earnings.
Also as expected, we are experiencing higher general and administrative expenses compared to last year’s second quarter, mainly due to higher compensation and benefit expenses as a result of additional employees hired to support ITC’s growth. Looking ahead to the remainder of 2006, the record breaking peak network loads we experienced in July of 12,392 MW and in August of 12,745 (through August 9, 2006) will have a positive impact on our revenues in the third quarter.”
ITC Holdings reported operating revenues of $48.5 million for the second quarter 2006, a decrease of $2.2 million over the comparable period last year. Operating revenues for the six month period were $87.5 million, a decrease of $5.6 million over the first six months of 2005. This anticipated drop in revenues was primarily due to lower point-to-point revenues as Mr. Welch noted.
General and administrative (G&A) expenses of $8.0 million during the second quarter of 2006 were $3.3 million higher than the same period in 2005. This increase was principally due to higher compensation and benefits expense. Partially offsetting the effect of higher G&A expenses on total operating expenses were lower operation and maintenance (O&M) expenses of $7.1 million, which were $2.8 million lower, compared to the same period in 2005. For the six months ended 2006, G&A expenses of $15.5 million were $5.5 million higher than 2005. O&M expenses of $13.8 million were $2.6 million lower than the same period in 2005.
Depreciation and amortization expenses increased in the three and six months ended June 30, 2006 compared to the same periods in 2005 due to a higher depreciable asset base as a result of property, plant and equipment additions during 2006 and 2005.
Interest expense in the three and six months ended June 30, 2006 was higher than the same periods in 2005 due to the increased levels of borrowings to fund capital expenditures.
ITCTransmission is a public utility regulated by the FERC and operates under an approved annual rate setting mechanism known as “Attachment O.” Attachment O enables ITCTransmission to generate predictable revenues. Under forward-looking Attachment O, which will implement a new rate each year beginning January 1, 2007, a projection is made of each year’s revenue requirement. The projected revenue requirement and projected network load will be used to establish the rate for that year, and a true-up adjustment will be implemented such that after incorporating the adjustment, ITCTransmission will recover its revenue requirement relating to any given year.
ITCTransmission is focused on best in class operations, maintenance, improving reliability and reducing congestion to lower the overall cost of delivered energy to end-use consumers.
ITC Holdings Corp. will conduct a conference call to discuss Second Quarter 2006 earnings results at 11:00 a.m. EST Thursday, August 10, 2006. Joseph L. Welch, president and CEO, will provide a business overview for the year and Edward M. Rahill, senior vice president and CFO, will provide a financial update of the second quarter of 2006. Individuals wishing to participate in the conference call may dial toll-free (800) 811-8845 (domestic) or (913) 981-4905 (international); there is no passcode. The conference call replay, available through August 17, 2006 can be accessed by dialing toll-free (888) 203-1112 (domestic) or (719) 457-0820 (international), passcode 8222430. Investors, the news media and the public may listen to a live internet broadcast of the meeting at http://investor.itc-holdings.com. The webcast also will be archived on the ITC website at http://investor.itc-holdings.com.
More detail about the 2006 Second Quarter results may be found in ITC Holdings Corp.’s Form 10-Q filing. Once filed with the SEC, an electronic copy of the 10-Q can be found at ITC Holdings Corp.’s website, http://investor.itc-holdings.com. Written copies can also be made available by contacting us either through our website or the phone listings below. (itc-ITC)
About ITC Holdings Corp.
ITC Holdings Corp. is in the business of investing in electricity transmission infrastructure improvements as a means to improve electric reliability, reduce congestion and lower the overall cost of delivered energy. ITCTransmission, an ITC subsidiary, is the first independently owned and operated electricity transmission company in the United States. ITCTransmission owns, operates and maintains a fully-regulated, high-voltage system that transmits electricity to local electric distribution facilities from generating stations in Michigan, other Midwestern states and Ontario, Canada. The local distribution facilities connected to the ITCTransmission system serve an area comprised of 13 southeastern Michigan counties, including the Detroit metropolitan area. For more information on ITC Holdings Corp., please visit http://www.itc-holdings.com. For more information on ITCTransmission, please visit http://www.itctransco.com.
Safe Harbor Statement
This press release contains certain statements that describe our management’s beliefs concerning future business conditions and prospects, growth opportunities and the outlook for our business and the electricity transmission industry based upon information currently available.

Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Wherever possible, we have identified these forward-looking statements by words such as “anticipates”, “believes”, “intends”, “estimates”, “expects”, “projects” and similar phrases. These forward-looking statements are based upon assumptions our management believes are reasonable. Such forward-looking statements are subject to risks and uncertainties which could cause our actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements, including, among other things the risks and uncertainties disclosed in our annual report on Form 10-K and our quarterly reports on Form 10-Q filed with the Securities and Exchange Commission from time to time.
Because our forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different and any or all of our forward-looking statements may turn out to be wrong. They speak only as of the date made and can be affected by assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this release and in our annual and quarterly reports will be important in determining future results. Consequently, we cannot assure you that our expectations or forecasts expressed in such forward-looking statements will be achieved. Actual future results may vary materially. Except as required by law, we undertake no obligation to publicly update any of our forward-looking or other statements, whether as a result of new information, future events, or otherwise, unless required by law.
Investor/Analyst contact: Pat Wenzel (248.374.7200, pwenzel@itc-holdings.com)
Media contact: Lisa Aragon (248.835.9300, laragon@itc-holdings.com)

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except share and per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
OPERATING REVENUES	$48,475	$50,718	$87,544	$93,178

OPERATING EXPENSES
Operation and maintenance	7,118	9,869	13,775	16,391
General and administrative	7,988	4,725	15,465	10,011
Depreciation and amortization	9,084	8,154	17,954	16,172
Taxes other than income taxes	4,984	3,820	10,330	8,119

Total operating expenses	29,174	26,568	57,524	50,693

OPERATING INCOME	19,301	24,150	30,020	42,485

OTHER EXPENSES (INCOME)
Interest expense	7,894	7,154	15,134	14,008
Allowance for equity funds used during construction	(838)	(891)	(1,360)	(1,471)
Other income	(249)	(163)	(550)	(468)
Other expense	111	82	261	258

Total other expenses (income)	6,918	6,182	13,485	12,327

INCOME BEFORE INCOME TAXES	12,383	17,968	16,535	30,158

INCOME TAX PROVISION	4,384	6,352	5,883	10,672

INCOME BEFORE CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE	7,999	11,616	10,652	19,486

CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE (NET OF TAX OF $16)	—	—	29	—

NET INCOME	$7,999	$11,616	$10,681	$19,486

Basic earnings per share	$0.24	$0.38	$0.32	$0.64
Diluted earnings per share	$0.23	$0.37	$0.31	$0.62

Weighted-average basic shares	33,006,790	30,341,967	32,995,858	30,341,967
Weighted-average diluted shares	34,050,589	31,243,808	33,971,975	31,262,592

Dividends declared per common share	$0.2625	$—	$0.5250	$—

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)
(in thousands, except share data)

	June 30,	December 31,
	2006	2005
ASSETS
Current assets
Cash and cash equivalents	$46,604	$24,591
Accounts receivable	24,164	19,661
Inventory	24,284	19,431
Deferred income taxes	9,288	6,732
Other	2,476	2,188

Total current assets	106,816	72,603

Property, plant and equipment (net of accumulated depreciation and amortization of $421,452 and $414,852, respectively)	661,126	603,609
Other assets
Goodwill	174,256	174,256
Regulatory assets- acquisition adjustment	50,502	52,017
Other regulatory assets	5,154	6,120
Deferred financing fees (net of accumulated amortization of $3,177 and $2,564, respectively)	7,087	5,629
Other	5,438	2,405

Total other assets	242,437	240,427

TOTAL ASSETS	$1,010,379	$916,639

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$31,490	$27,618
Accrued payroll	2,167	3,889
Accrued interest	11,874	10,485
Accrued taxes	9,552	7,378
Other	4,163	3,288

Total current liabilities	59,246	52,658

Accrued pension liability	5,322	5,168
Accrued postretirement liability	3,042	2,299
Deferred compensation liability	756	530
Deferred income taxes	29,586	21,334
Regulatory liabilities	45,782	45,644
Asset retirement obligation	4,873	4,725
Deferred payables	2,444	3,665
Long-term debt	600,971	517,315

STOCKHOLDERS’ EQUITY
Common stock, without par value, 100,000,000 shares authorized, 33,301,308 and 33,228,638 shares issued and outstanding at June 30, 2006 and December 31, 2005, respectively	253,522	251,681
Retained earnings	5,007	11,792
Accumulated other comprehensive loss	(172)	(172)

Total stockholders’ equity	258,357	263,301

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,010,379	$916,639

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Six months ended
	June 30,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$10,681	$19,486
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	17,954	16,172
Amortization of deferred financing fees and discount	679	727
Stock-based compensation expense	1,294	519
Deferred income taxes	5,696	10,581
Other long-term liabilities	1,124	1,439
Amortization of regulatory assets	966	966
Allowance for equity funds used during construction	(1,360)	(1,471)
Other	(640)	(1,546)
Changes in current assets and liabilities	(12,140)	(32,533)

Net cash provided by operating activities	24,254	14,340

CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(66,077)	(61,928)
METC acquisition costs	(534)	—
Other	—	296

Net cash used in investing activities	(66,611)	(61,632)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of long-term debt	99,890	—
Repayments of long-term debt	—	(46)
Borrowings under revolving credit facilities	70,700	55,300
Repayments of revolving credit facilities	(87,000)	(18,700)
Dividends paid	(17,470)	—
Debt issuance costs	(2,031)	(673)
Issuance of common stock	304	—
Common stock issuance costs	(23)	(477)

Net cash provided by financing activities	64,370	35,404

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	22,013	(11,888)

CASH AND CASH EQUIVALENTS — Beginning of period	24,591	14,074

CASH AND CASH EQUIVALENTS — End of period	$46,604	$2,186